Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Blue Gold Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount registered(1)		Proposed maximum offering price per Share		Maximum aggregate offering price	Fee rate	Amount of registration fee
Newly Registered Securities

Fees to be Paid	Equity	Class A ordinary shares, par value $0.0001 per share	Rule 457(c)	14,824,514	(3)	$19.705	(2)	$292,117,048.37	0.00015310	$44,723.12
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—
		Total Offering Amounts								$44,723.12
		Total Fees Previously Paid								—
		Total Fee Offsets
		Net Fee Due								$44,723.12

(1)	Pursuant to Rule 416 under the Securities Act, the ordinary shares registered hereby also include an indeterminate number of additional ordinary shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low trading prices ($20.75 and $18.66, respectively) of the registrant’s ordinary shares as reported on the Nasdaq Global Market on July 16, 2025, which date is within five business days prior to the filing of this registration statement.

(3)	All the ordinary shares are to be offered for resale by the selling shareholders named in the prospectus contained in this Registration Statement on Form F-1.